Exhibit 99.1

AdvancePCS Announces Record Earnings For

Fiscal First Quarter Ended June 30, 2003

Reports 36th Consecutive Quarter of Record Earnings

July 23, 2003

IRVING, Texas, July 23, 2003 — AdvancePCS (Nasdaq: ADVP), the nation’s leading health improvement company, today reported record earnings for its first quarter of fiscal 2004. For the quarter ended June 30, 2003, AdvancePCS generated revenues of $3.8 billion, net income of $48.4 million and earnings per diluted share of $0.50, compared to revenues of $3.2 billion, net income of $35.3 million and earnings per diluted share of $0.35 for the first quarter of the prior year.

The first quarter results produced 37 percent and 43 percent growth rates, respectively, in net income and earnings per diluted share on a year-over-year basis. Diluted weighted average shares outstanding were 96.7 million, compared to 102.1 million shares in the first quarter of the prior year.

“We are very pleased with the strong results we reported for our shareholders this quarter, as we serve our customers through more offerings to assist them in managing their health care costs,” said David D. Halbert, AdvancePCS chairman, president and CEO. “Our success is a direct reflection of our ability to align our interests with those of our clients by promoting lower cost alternatives, such as generic drug dispensing, home delivery pharmacy and improved manufacturer contracting, while holding the line on our overall operating costs.”

The company’s strong performance generated cash provided by operating activities of $78.3 million during the quarter, versus $26.4 million in the first quarter of the prior year. The company generated EBITDA of $102.4 million for the first fiscal quarter, versus $79.4 million during the same period last year, representing a 29 percent growth rate.

Home delivery pharmacy claims increased during the first quarter by 21 percent over the first quarter of the prior year and 3 percent sequentially. This sequential growth was driven by the success of the company’s mail penetration programs launched earlier this year, which increased home delivery pharmacy penetration within existing clients.

Recently, the company expanded its service offering with BlueCross BlueShield of Tennessee by introducing home delivery pharmacy service to the organization’s members. Members of fully insured BlueCross employer groups will be able to receive prescriptions directly through the mail. Self-funded BlueCross employer groups have the option to implement home delivery. This new offering to their members will commence Aug. 1.

“Our highly efficient home delivery pharmacy operations, which offer an attractive pricing advantage to our clients, continued to grow significantly during the quarter,” Halbert said. “We continue to see innovative clients, such as BlueCross BlueShield of Tennessee offer our home delivery pharmacy service as an additional, valuable benefit for their members.”

The company’s specialty pharmacy business, AdvancePCS SpecialtyRx, also grew strongly during the quarter. Specialty pharmacy revenues reached $93.4 million, or nearly $375 million on an annualized basis, during the first quarter, compared to $42.3 million for the same quarter of the prior year, representing 121 percent growth. Sequentially, specialty pharmacy revenues grew 5 percent, even though June quarter specialty pharmacy volumes are generally seasonally lower than March, due to higher specialty pharmacy product utilization of certain products during the winter months.

As announced recently, AdvancePCS SpecialtyRx signed an agreement with Genentech Inc. to provide Xolair for Subcutaneous Use to patients whose pharmacy benefits are managed by AdvancePCS. Xolair, which was approved by the U.S. Food and Drug Administration on June 20, is a humanized therapeutic antibody for the treatment of moderate to severe allergy-related asthma in adults and adolescents. Distribution of Xolair commenced this month.

Accordant Health Services, the complex, chronic disease management subsidiary of AdvancePCS, announced a number of client wins recently. Accordant extended AdvancePCS’ strategic partnership with Tufts Health Plan with a new contract for Accordant to provide its sophisticated disease management programs to Tufts members.

Recently, Accordant signed agreements with four additional clients: BlueCross BlueShield of Massachusetts, Medica, BlueCross BlueShield of Western New York and BlueShield of Northeastern New York. In aggregate, these clients manage 4.2 million members who will have the opportunity to benefit from Accordant’s unique disease management programs that focus on managing complex, chronic diseases within the next month.

“Our Medical Management Group continues to perform solidly,” said Danny Phillips, senior executive vice president, responsible for the Medical Management Group. “We are pleased to see the market continue to endorse the value that Accordant provides, as evidenced by these new client wins. Our new specialty and Accordant clients will benefit from our unique ability to manage our clients’ overall health costs, on both the pharmacy and the medical side, which are driven by costly, chronic disease states.”

During the quarter, the company released a study, “Cost of Lost Productive Work Time Due to Depressive Disorders in the U.S. Workforce,” which was featured in the Journal of the American Medical Association. The study reported that U.S. workers with depressive disorders cost employers $44 billion in lost productive time, compared with $13 billion for those without depression. The findings, a result of AdvancePCS’ ongoing American Productivity Audit that surveys randomly-selected workers nationwide, received significant attention because they rank depression among the most costly of conditions for employers and point to a prime opportunity for intervention.

The company also announced during the first quarter that it had made an important strategic addition to its senior management team. Gail Marcus joined AdvancePCS as senior vice president, product and pricing strategy. Marcus is guiding the company’s activities in client pricing and analysis, competitive intelligence, strategic initiatives and product development activities. She brings a wealth of experience from her 20-year career in finance, strategy, product management and general management.

“Gail is a critical asset to AdvancePCS, as we work to fulfill our strategy of continuously innovating to keep us out in front of the industry,” commented Halbert. “We have the broadest product offering in the industry that positions us to be the best health improvement partner for each and every customer segment. Our continued product development will not only ensure our preferred position in the marketplace, but also create new revenue opportunities for the company.”

Conference Call Information

As previously announced, AdvancePCS will hold an investor conference call at 10:30 a.m. CDT on Thursday, July 24, 2003, to review the financial results and discuss the general operations of the company. The call will be broadcast live through the Internet and can be accessed at the investor relations section of the AdvancePCS Web site at www.advancepcs.com. The Webcast will be archived and available for replay. A telephone replay of the conference call will be available beginning at 1 p.m. CDT on July 24 by dialing 888-203-1112, confirmation code 473569.

About AdvancePCS

AdvancePCS (www.advancepcs.com) is the nation’s largest independent provider of health improvement services, touching the lives of more than 75 million health plan members and managing approximately $28 billion in annual prescription drug spending. AdvancePCS offers health plans a wide range of health improvement products and services designed to improve the quality of care delivered to health plan members and manage costs.

The company’s capabilities include integrated mail service and retail pharmacy networks, innovative clinical services, customized disease management programs, specialty pharmacy, outcomes research, information management, prescription drug services for the uninsured, and online health information for consumers. AdvancePCS clients include BlueCross and BlueShield organizations, insurance companies and HMOs, Fortune 500 employers, Taft-Hartley groups, third-party administrators, state and local governments, and other health plan sponsors.

AdvancePCS is ranked by Fortune magazine as one of America’s 100 fastest-growing public companies and is listed as both a Fortune 500 and Fortune Global 500 company. AdvancePCS is included on the Forbes Platinum 400 list of best big companies and earned the number three spot on the Barron’s 500 list of best performing companies.

Forward-Looking Statements

Any statements included in this press release that are not historical facts and that concern predictions of economic performance and management’s plans and objectives constitute forward-looking statements under the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. We do not undertake any obligation to provide updates to such forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to:

•	Risks associated with competition in our industry, including client retention, the ability to consummate contracts with new clients and pricing and margin pressures from competitors and client demands;

•	Risks related to our relationships with pharmaceutical manufacturers or a change in pricing, discounts or other practices of these manufacturers;

•	Risks related to compliance with governmental legislation and regulations, including compliance with any changes in the interpretations of existing laws and regulations and the passage of new legislation or regulations;

•	Risks related to our ability to develop, market and sell new products, services and technologies;

•	Risks associated with adverse results in litigation or other liability claims asserted against us, including professional liability claims in excess of our insurance coverage and challenges to our business practices;

•	Risks related to maintaining our pharmacy network affiliations;

•	Risks associated with managing and integrating past and future acquisitions;

•	Risks associated with maintaining and managing our growth;

•	Risks associated with the general changes in the health care industry, including increases in health care costs, changes in drug utilization and the introduction rates of new drugs;

•	Risks associated with our ability or inability to attract and retain qualified personnel;

•	Risk associated with general economic and business conditions, including exposure to clients’ credit risks; and

•	Risks associated with our debt obligations, including compliance with covenants contained in our credit agreements.

Although we believe that our forward-looking statements are based upon reasonable assumptions, we can give no assurance that these forward-looking statements will be achieved. Given these uncertainties, prospective investors are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements speak only as of the date made. Except as required by law, we are under no duty to update any of the forward-looking statements after the date of this report to conform such statements to actual results.

# # #

Contacts:	Investors
Leslie Simmons
Senior Vice President, Corporate Communications
469-524-7970

John Jennings
Vice President, Investor Relations
469-524-7235

Media
Dale Thomas
Manager, Public Relations
480-614-7212

Condensed Statement of Operations

(Unaudited)

(in thousands, except per share data)

Three Months Ended

June 30,

	2003	2002
Revenues(1)	$3,803,990	$3,235,272
Cost of revenues(1)	3,650,957	3,109,925
Selling, general and administrative	62,772	53,265

Operating income	90,261	72,082
Interest expense, net	8,717	10,164
Loss on early retirement of debt(2)	—	2,444
Loss from joint venture	1,572	1,033

Income before taxes	79,972	58,441
Provision for income taxes(2)	31,589	23,097

Net income	$48,383	$35,344

Net income per share:
Diluted	$0.50	$0.35
Basic	$0.53	$0.38

Weighted average shares outstanding:
Diluted	96,728	102,099
Basic	90,839	93,022

Supplemental Data

(Unaudited)

(in thousands)

	Three Months Ended June 30
	2003	2002
EBITDA(3):
Net income	$48,383	$35,344
Add:
Interest expense, net	8,717	10,164
Income taxes	31,589	23,097
Depreciation & amortization	13,709	10,760

EBITDA	$102,398	$79,365

Current income taxes	(31,589)	(23,097)
Interest expense, net	(8,717)	(10,164)
Undistributed loss from JV	(1,572)	(1,033)
Other adjustments to reconcile net income to net cash provided by operating activities	17,818	(18,715)

Net cash provided by operating activities	$78,338	$26,356

Pharmacy network claims processed	122,989	118,747

Mail pharmacy prescriptions filled	4,182	3,453

Adjusted Claims(4)	135,535	129,106

Revenues (%)
Data Services	81.1	83.4
Mail Services	17.3	15.2
Clinical and Other	1.6	1.4

Condensed Balance Sheet Data

(Unaudited)

(in thousands)

	June 30, 2003	Mar. 31, 2003
Cash	$138,802	$111,247
Accounts receivable, net	1,729,356	1,627,931
Inventories	149,732	99,429
Property & equipment, net	146,675	151,200
Goodwill and intangible assets, net	1,624,665	1,629,320
Other assets	100,921	93,617

Total assets	3,890,151	3,712,744

Claims and accounts payable	2,144,670	2,005,306
Accrued expenses	123,528	107,048
Long-term debt, including current portion	387,937	448,011
Other liabilities	186,278	181,905

Total liabilities	2,842,413	2,742,270

Stockholders’ equity	1,047,738	970,474

Total liabilities & stockholders’ equity	$3,890,151	$3,712,744

Long-term debt, including current portion, consisted of the following:
Senior notes	$187,825	$187,825
Asset securitization facility and other	200,112	260,186

	$387,937	$448,011

Condensed Cash Flow Statement

(Unaudited)

(in thousands)

	Three Months Ended
	June 30, 2003	June 30, 2002
Cash flows from operating activities:
Net income	$48,383	$35,344
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	13,709	10,760
Other	16,246	(19,748)

Net cash provided by operating activities	78,338	26,356

Cash flows from investing activities:
Purchase of property and equipment	(5,889)	(18,895)
Acquisition, net of cash acquired, and JV investment, and other	(1,413)	(950)

Net cash used in investing activities	(7,302)	(19,845)

Cash flows from financing activities:
Net proceeds from issuance of Common Stock	16,593	1,320
Net activity on asset securitization facility	(60,000)	150,000
Payments on long-term obligations	(74)	(150,786)
Other	—	(901)

Net cash used in financing activities	(43,481)	(367)

Net increase in cash	27,555	6,144

Cash and cash equivalents, beginning of period	111,247	139,145

Cash and cash equivalents, end of period	$138,802	$145,289

Notes:

(1)	During the fourth quarter of fiscal 2003, we adopted EITF 02-16, “Accounting by a Reseller for Cash Consideration Received from a Vendor.” The Company elected to adopt the EITF retrospectively. The effect of the adoption had no effect on gross profit, operating income, net income, earnings per share or cash flow but resulted in an equal reduction of revenues and cost of revenues. All periods presented reflect the retrospective adoption.

(2)	In accordance with Statement of Financial Accounting Standards No. 145 (an amendment of FASB Statement No. 4, “Reporting Gains and Losses from Extinguishment of Debt”) any gain or loss on extinguishment of debt that was classified as an extraordinary item shall be reclassified. Accordingly, the loss on early retirement of debt in the prior year has been reclassified, as has the related provision for income taxes.

(3)	EBITDA is net income before interest, taxes, depreciation and amortization expenses. In accordance with guidance issued by the Securities and Exchange Commission (SEC) to clarify the use of non-GAAP financial measures, we have revised our calculation of EBITDA. The adjustments made to revise EBITDA are to include loss from joint venture, extraordinary loss on early retirement of debt, and non-recurring item in EBITDA. The following table provides a historical breakdown of the items to reconcile our revised calculation of EBITDA to that which was previously reported:

EBITDA Reconciliation

(Unaudited)

(in thousands)

	Fiscal 2002
	Quarter-ended

	6/30/01	9/30/01	12/31/01	3/31/02
EBITDA Prior Calculation	$71,127	$74,122	$76,143	$79,040
Loss from joint venture	(659)	(431)	(741)	(1,040)
Extraordinary loss on early retirement of debt	—	—	(8,784)	—
Non-Recurring item	(854)	(906)	—	—

EBITDA	$69,614	$72,785	$66,618	$78,000

	Fiscal 2003				FY2004
	Quarter ended				Quarter-ended

	6/30/02	9/30/02	12/31/02	3/31/02	6/30/03
EBITDA Prior Calculation	$82,842	$92,209	$96,350	$100,003	$103,970
Loss from joint venture	(1,033)	(1,244)	(1,253)	(1,526)	(1,572)
Extraordinary loss on early retirement of debt	(2,444)	—	—	—	—

EBITDA	$79,365	$90,985	$95,097	$98,477	$102,398

EBITDA is a supplemental measure used to evaluate a company’s ability to incur and service indebtedness and capacity for making capital expenditures. EBITDA does not represent funds available for discretionary use and should not be considered as an alternative to net income or cash flow from operating activities measured under GAAP or as a measure of liquidity. In addition, our calculation of EBITDA may not be consistent with calculations of EBITDA used by other companies. We believe that net cash provided by operating activities is the most directly comparable financial measure calculated and presented in accordance with GAAP. However, we have reconciled EBITDA to net income as well as net cash provided by operating activities in the Supplemental Data.

(4)	Adjusted claims are defined as pharmacy network claims processed plus mail pharmacy prescriptions multiplied by 3, as mail claims typically represent a 3 month supply, while pharmacy network claims typically represent a one month supply.